Exhibit 99.2

Consent of Director Nominee
Grassmere Acquisition Corporation
801 W. 47th Street
Suite 400
Kansas City, MO 64112

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Grassmere Acquisition Corporation (the “Company”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 6th day of June, 2011.

/s/ William Thomas Grant II
William Thomas Grant II